Exhibit 3.5

RESTATED CERTIFICATE OF FORMATION
WITH NEW AMENDMENTS
Inno holdings INC.

File Number: 804231040

Pursuant to the provisions of Section 3.051 and Section 3.057 of the Texas Business Organizations Code (the “TBOC”), Inno Holdings Inc. (the “Corporation”) hereby adopts the following Amended and Restated Certificate of Formation (the “Amendment and Restated Certificate of Formation”), which accurately states the text of the Corporation’s Certificate of Formation (the “Existing Certificate”) and all amendments thereto as amended by this Amended and Restated Certificate of Formation as hereinafter set forth and which contains no other change in any provision thereof.

Article One
ENTITY INFORMATION

The current name of the Corporation is Inno Holdings Inc. The Corporation is a Texas for-profit corporation. The file number issued to the Corporation by the Secretary of State is 804231040. The date of formation of the Corporation is September 8, 2021.

Article Two
AMENDMENTS

The Certificate of Formation of the Corporation is amended by this Amended and Restated Certificate of Formation to, among other things: Articles 1, 2, 3, 4, 5, 6 and 7 of the Existing Certificate are each amended and restated in its entirety to read as set forth in Articles I [Entity Name and Type], II [Registered Agent and Registered Office], III [Directors], IV [Shares and Shareholders], V [Purpose], VI [Shareholder Action By Written Consent] and VII [Special Meeting]. The Existing Certificate is also amended by the Amended and Restated Certificate by adding new Articles VIII [Liability of Governing Person], IX [Indemnification and Insurance] and X [Amendments to Certificate of Formation].

Article Three
STATEMENT OF APPROVAL

Each new amendment has been made in accordance with the provisions of the TBOC. The amendments to the certificate of formation and the Amended and Restated Certificate of Formation have been approved in the manner required by the TBOC and by the governing documents of the entity.

Article Four
REQUIRED STATEMENTS

The Amended and Restated Certificate of Formation, which is attached to this form as Exhibit A, accurately states the text of the current Certificate of Formation of the Corporation and each amendment to the Certificate of Formation that is in effect, and as further amended by the Amended and Restated Certificate of Formation. The attached Amended and Restated Certificate of Formation does not contain any other change in the Certificate of Formation being amended and restated except for the information permitted to be omitted by the provisions of the TBOC applicable to the Corporation.

Article Five
EFFECTIVENESS OF FILING

This Amended and Restated Certificate of Formation becomes effective upon filing with the Secretary of State of the State of Texas.

Article Six
EXECUTION

The undersigned affirms that the person designated as registered agent in the Amended and Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute the filing instrument.

INNO HOLDINGS INC.

Date: July 14, 2023	By:	/s/ Dekui Liu
	Name:	Dekui Liu
	Title:	CEO, Director and Chairman

EXHIBIT A
AMENDED AND RESTATED
CERTIFICATE OF FORMATION
OF
Inno holdings inc.

The undersigned natural person of the age of eighteen (18) years or more, acting as an officer of a corporation under the Texas Business Organizations Code (the “TBOC”), hereby adopts the following Amended and Restated Certificate of Formation for such corporation:

Article I
Entity Name and Type

Section 1.1 The name of the filing entity is Inno Holdings Inc. (the “Corporation”). The Corporation is a for-profit corporation formed and existing under the laws of the State of Texas.

Article II
Registered Agent and Registered Office

Section 2.1 The name of the registered agent is Dekui Liu. The address of the registered agent and the address of the registered office of the Corporation is 6910 Oak Lane Richmond, TX 77046.

Article III
Directors

Section 3.1 Except as otherwise provided in this Amended and Restated Certificate of Formation, the board of directors of the Corporation (the “Board of Directors”) shall consist of one (1) or more members, each of whom shall be a natural person. The number of directors of the Corporation shall be fixed by, or in the manner provided in, the bylaws of the Corporation.

Section 3.2 The current Board of Directors is comprised of three (3) directors, and the names and respective addresses of the individuals who are currently serving as directors are as follows:

Name	Mailing Address

Dekui Liu	2465 Farm Market 359 South Brookshire, TX 77423

Ying Liu	2465 Farm Market 359 South Brookshire, TX 77423

Shaoren Liu	2465 Farm Market 359 South Brookshire, TX 77423

Section 3.3 Except as otherwise provided in this Amended and Restated Certificate of Formation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the bylaws of the Corporation.

Section 3.4 Any director may be removed at any time, with cause, at any special or annual meeting of the shareholders, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Corporation and entitled to vote for the election of such director if notice of intention to act upon such matter shall have been given in the notice calling such meeting. Such removal shall be effective immediately upon such shareholder action even if successors are not elected simultaneously. Notwithstanding the foregoing, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of this Amended and Restated Certificate of Formation, only the holders of shares of that class or series shall be entitled to vote for or against the removal of any director elected by the holders of shares of that class or series.

Section 3.5 Subject to other provisions of this Article III, any vacancy occurring in the Board of Directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the remaining directors, though the remaining directors may constitute less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose or may be filled by the Board of Directors for a term of office continuing only until the next election of one or more directors by the shareholders; provided, that the Board of Directors may not fill more than two (2) such directorships during the period between any two (2) successive annual meetings of shareholders.

Article IV
Shares and Shareholders

Section 4.1 The aggregate number of shares of common stock that the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock, no par value (the “common stock”).

Section 4.2 A shareholder of common stock of the Corporation shall have the right to one (1) vote per share, and shall be entitled to notice of any shareholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

Section 4.3 No shareholder of the Corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

Section 4.4 No holder of securities of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the Corporation now or hereafter authorized to be issued, or securities held in the treasury of the Corporation, whether issued or sold for cash or other consideration or as a share dividend or otherwise. Securities of the Corporation may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

Article V
Purpose

Section 5.1 The purpose for which the Corporation is organized is to transact any or all lawful business for which a for-profit corporations may be organized under the TBOC.

Article VI
Shareholder Action By Written Consent

Section 6.1 Any action required to, or that may, be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Article VII
Special Meeting

Section 7.1 In addition to any other manner of calling a special meeting of shareholders that may be set forth in the Bylaws of the Corporation, a special meeting of the shareholders, for any purpose or purposes, unless otherwise prescribed by the TBOC or by this Amended and Restated Certificate of Formation or by the Bylaws, may be called by (i) the Chairman of the Board, (ii) a majority of the Board of Directors, or (iii) the chief executive officer, and shall be called by the Chairman of the Board or Secretary at the request in writing of shareholders owning not less than twenty percent (20%) of the issued and outstanding shares of the Corporation entitled to vote at such meeting.

Article VIII
Liability of Governing Person

Section 8.1 No director of the Corporation shall be liable to the Corporation or any of its shareholders for monetary damages for an act or omission in their capacity as a director except that this Article VIII shall not authorize the elimination or limitation of liability of a director of the Corporation to the extent he or she is found liable for:

(a) A breach of duty of loyalty to the Corporation or its shareholders;

(b) An act or omission not in good faith that constitutes a breach of duty of such director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

(c) A transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

(d) An act or omission for which the liability of a director is expressly provided by an applicable statute.

Section 8.2 If the TBOC or any other applicable Texas statute hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the TBOC and such other applicable Texas statute, as so amended, and such limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director of the Corporation provided by the foregoing provisions of this Article VIII.

Section 8.3 Any repeal of or amendment to this Article VIII shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment.

Article IX
Indemnification and Insurance

Section 9.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation or any “delegate” (as defined below) of the Corporation who was, is, or is threatened to be made a respondent in any “proceeding” (as defined in Section 8.001 of the TBOC) because the person is or was a director, officer or delegate of the Corporation from and against all “expenses” (as defined in Section 8.001 of the TBOC) actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section 9.1 shall be a contract right. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and delegates. For purposes of this Section 9.1, “delegate” shall mean any person who, while serving as a director or officer of the Corporation, is or was serving as a representative of the Corporation, at the request of the Corporation, at another enterprise (as defined in Section 8.001 of the TBOC) or another organization or to an employee benefit plan. A person is a “delegate” to an employee benefit plan if the performance of the person’s official duties to the Corporation also imposes duties on or otherwise involves service by the person to the plan or participants in or beneficiaries of the plan.

Section 9.2 Non-Exclusivity of Rights. The right to indemnification conferred in this Article IX shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Formation, the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

Section 9.3 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, delegate, employee or agent of the Corporation against any such expenses, whether or not the Corporation would have the power to indemnify such person against such expenses under the TBOC.

Section 9.4 Amendment. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

Article X
Amendments to Certificate of Formation

Section 10.1 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Formation, in the manner now or hereafter prescribed by statute; provided, that this Amended and Restated Certificate of Formation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the shares of common stock of the Corporation entitled to vote on the matter.

* * * * * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Formation to be executed by a duly authorized officer this 14th day of July 2023.

INNO HOLDINGS INC.

By:	/s/ Dekui Liu
Name:	Dekui Liu
Title:	CEO, Director and Chairman

[Signature Page to Amended and Restated Certificate of Formation]